EXHIBIT 99.1
                                                                    ------------


                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of Spire Corporation:


       We have audited the balance sheets of Bandwidth Semiconductor, LLC as of December 31, 2002 and 2001, and the related statements of operations and member's deficit, and cash flows for each of the years in the two year period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

       We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

       In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bandwidth Semiconductor, LLC as of December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.


/s/ KPMG LLP

Boston, Massachusetts
August 22, 2003

                          BANDWIDTH SEMICONDUCTOR, LLC
                                 BALANCE SHEETS


                                                                                                     December 31,
                                                                        March 31,          ---------------------------------
                                                                          2003                 2002                 2001
                                                                      ------------         ------------         ------------
                                                                      (Unaudited)
                                      ASSETS

Current assets
--------------
   Cash                                                               $       --           $      8,885         $       --
   Accounts receivable, net of allowance for doubtful accounts
      of $48,661, $127,534 and $88,486, respectively                       365,538              713,123              547,670
   Inventories                                                              74,204               97,116              461,442
   Prepaid expenses and other current assets                               122,713              117,925              193,894
                                                                      ------------         ------------         ------------
        Total current assets                                               562,455              937,049            1,203,006
                                                                      ------------         ------------         ------------

Property, plant and equipment, at cost:                                  9,288,230            9,244,667            9,385,404
   Less: Accumulated depreciation and amortization                      (2,218,232)          (1,927,165)            (937,305)
                                                                      ------------         ------------         ------------
        Property, plant, and equipment, net                              7,069,998            7,317,502            8,448,099
                                                                      ------------         ------------         ------------
Total assets                                                          $  7,632,453         $  8,254,551         $  9,651,105
                                                                      ============         ============         ============

                         LIABILITIES AND MEMBER'S DEFICIT

Current liabilities
-------------------
   Current portion of capital lease obligation                        $    403,954         $    401,282         $    390,771
   Accounts payable                                                        264,544              368,833            1,403,102
   Accrued expenses                                                        195,712              163,085              274,427
   Accrued restructuring                                                 1,437,734            1,564,439            2,163,090
                                                                      ------------         ------------         ------------
      Total current liabilities                                          2,301,944            2,497,639            4,231,390
                                                                      ------------         ------------         ------------

   Due to parent                                                        27,558,517           26,871,800           21,577,615
   Capital lease obligation, net of current portion                      1,021,653            1,123,649            1,524,931
                                                                      ------------         ------------         ------------

Total liabilities                                                       30,882,114           30,493,088           27,333,936
                                                                      ------------         ------------         ------------

Member's deficit:
-----------------
   Contributed capital                                                  12,962,605           12,962,605           12,962,605
   Accumulated deficit                                                 (36,212,266)         (35,201,142)         (30,645,436)
                                                                      ------------         ------------         ------------
      Total member's deficit                                           (23,249,661)         (22,238,537)         (17,682,831)
                                                                      ------------         ------------         ------------
Total liabilities and member's deficit                                $  7,632,453         $  8,254,551         $  9,651,105
                                                                      ============         ============         ============

   The accompanying notes are an integral part of these financial statements.

                          BANDWIDTH SEMICONDUCTOR, LLC
                  STATEMENTS OF OPERATIONS AND MEMBER'S DEFICIT

                                                         Three Months Ended March 31,               Years Ended December 31,
                                                      ---------------------------------         ---------------------------------
                                                          2003                 2002                 2002                 2001
                                                      ------------         ------------         ------------         ------------
                                                      (Unaudited)          (Unaudited)
Revenues
--------
   Revenues                                           $    434,235         $    484,180         $  2,194,103         $  2,239,810
   Revenues - parent company                                  --                  9,890                9,890              392,158
                                                      ------------         ------------         ------------         ------------
      Total revenues                                       434,235              494,070            2,203,993            2,631,968
                                                      ------------         ------------         ------------         ------------

Costs and expenses
------------------
   Cost of revenues                                        624,651              867,841            3,820,978            4,717,056
   Selling, general and administrative expense             145,218              225,081              641,378            1,110,437
   Selling, general and administrative
      expense - related party                              543,302                 --              1,265,487                 --
   Research and development                                112,059              270,056              655,416            3,047,698
   Fixed asset impairment charge                              --                   --                   --              8,742,408
   Goodwill impairment charge                                 --                   --                   --              8,712,207
   Restructuring charge                                       --                   --                   --              3,351,196
                                                      ------------         ------------         ------------         ------------
      Total costs and expenses                           1,425,230            1,362,978            6,383,259           29,681,002
                                                      ------------         ------------         ------------         ------------

Loss from operations                                      (990,995)            (868,908)          (4,179,266)         (27,049,034)
--------------------

Interest expense, net                                      (20,129)             (22,365)             (87,033)             (29,903)
Interest expense - related party                              --               (225,537)            (339,450)            (709,956)

Other income, net                                             --                     43               50,043               56,289
                                                      ------------         ------------         ------------         ------------

Net loss                                              $ (1,011,124)        $ (1,116,767)        $ (4,555,706)        $(27,732,604)
--------                                              ============         ============         ============         ============

Member's equity (deficit), beginning of period        $(22,238,537)        $(17,682,831)        $(17,682,831)        $ 10,049,773
                                                      ============         ============         ============         ============

Member's deficit, end of period                       $(23,249,661)        $(18,799,598)        $(22,238,537)        $(17,682,831)
                                                      ============         ============         ============         ============

   The accompanying notes are an integral part of these financial statements.

                          BANDWIDTH SEMICONDUCTOR, LLC
                            STATEMENTS OF CASH FLOWS

                                                               Three Months Ended March 31,            Years Ended December 31,
                                                            ---------------------------------     ---------------------------------
                                                                2003                 2002             2002                 2001
                                                            ------------         ------------     ------------         ------------
                                                             (Unaudited)          (Unaudited)
Cash flows from operating activities:
   Net loss                                                 $ (1,011,124)        $ (1,116,767)    $ (4,555,706)        $(27,732,604)
   Adjustments to reconcile net loss to net cash
     used in operating activities:
        Depreciation and amortization                            291,067              304,830        1,219,321            2,198,436
        Fixed asset impairment                                      --                   --               --              8,742,408
        Goodwill impairment                                         --                   --               --              8,712,207
        Loss on abandonment of assets                               --                   --               --                950,471
        Gain on sale of assets                                      --                   --            (50,043)                --
   Changes in assets and liabilities:
        Accounts receivable, net                                 347,585               24,740         (165,453)              84,544
        Inventories                                               22,912              103,962          364,326             (341,316)
        Prepaid expenses and other current assets                 (4,788)             126,786           75,969              (89,570)
        Accounts payable                                        (104,289)            (889,805)      (1,034,269)             367,828
        Accrued expenses                                          32,627              (47,453)        (111,342)             150,690
        Accrued restructuring                                   (126,705)            (195,874)        (598,651)           2,163,090
        Deferred revenue                                            --                   --               --               (126,000)
                                                            ------------         ------------     ------------         ------------
           Net cash used in operating activities                (552,715)          (1,689,581)      (4,855,848)          (4,919,816)
                                                            ------------         ------------     ------------         ------------

Cash flows from investing activities:
   Additions to property and equipment                           (43,563)            (153,025)        (153,025)         (11,744,709)
   Proceeds from sale of property and equipment                     --                  8,070          114,344                 --
                                                            ------------         ------------     ------------         ------------
           Net cash used in investing activities                 (43,563)            (144,955)         (38,681)         (11,744,709)
                                                            ------------         ------------     ------------         ------------

Cash flows from financing activities:
   Net payments on capital lease obligation                      (99,324)             (96,722)        (390,771)            (127,969)
   Net borrowings from parent                                    686,717            1,931,258        5,294,185           16,603,105
                                                            ------------         ------------     ------------         ------------
           Net cash provided by financing activities             587,393            1,834,536        4,903,414           16,475,136
                                                            ------------         ------------     ------------         ------------
           Net increase (decrease) in cash                        (8,885)                --              8,885             (189,389)

Cash, beginning of period                                          8,885                 --               --                189,389
                                                            ------------         ------------     ------------         ------------
Cash, end of period                                         $       --           $       --       $      8,885         $       --
                                                            ============         ============     ============         ============

Supplemental non-cash financing activities:
     Equipment purchased under capital lease                        --                   --               --              2,043,671

Supplemental disclosures of cash flow information:
   Cash paid during the period for:
            Interest                                        $     20,129         $     22,366     $     87,033         $     31,299
                                                            ============         ============     ============         ============
            Income taxes                                    $       --           $       --       $       --           $       --
                                                            ============         ============     ============         ============

   The accompanying notes are an integral part of these financial statements.

                          BANDWIDTH SEMICONDUCTOR, LLC
                          NOTES TO FINANCIAL STATEMENTS

       MARCH 31, 2003 AND 2002 (UNAUDITED) AND DECEMBER 31, 2002 AND 2001

1.   DESCRIPTION OF THE BUSINESS

     On May 23, 2003, Spire Corporation ("Spire") acquired from Stratos Lightwave, Inc. ("Stratos") all the ownership interest of Bandwidth Semiconductor, LLC ("the Company" or "Bandwidth"), a Delaware limited liability company, located in Hudson, New Hampshire. Bandwidth is a compound semiconductor foundry providing material and device fabrication services to defense, telecommunications and biomedical instrument industries.

     Prior to December 30, 1999, the Company had been Spire's optoelectronics division, until it was sold to Stratos for a total of $12,950,000 in cash. On May 23, 2003, the Company was re-acquired by Spire. Spire now owns 100% of the ownership interest of the Company. Prior to the acquisition, the Company was a wholly owned subsidiary of Stratos.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (a)    BASIS OF PRESENTATION

     The Company's financial statements for the periods ended March 31, 2003 and 2002 and December 31, 2002 and 2001, have been carved out from the consolidated financial statements of Stratos, using the historical results of operations and cash flows and historical basis of the assets and liabilities of the business. The financial statements also include interest expense on the outstanding loan balance to Stratos prior to June 2002 and a corporate expense allocation to the Company from Stratos beginning June 2002. The Company incurred interest expense of $339,450 and $709,956 on this intercompany loan for the years ended December 31, 2002 and 2001, respectively. Interest was determined at the prime rate on the then outstanding intercompany loan balance each month. In June 2002, the interest charge was discontinued and a corporate allocation charge was established utilizing a percentage of sales, net inventory and net fixed assets formula. As a result, the Company recorded $1,265,487 of corporate charge expense in 2002. These charges have been reflected in selling, general and administrative expenses. These allocations are representative of centralized accounting, treasury, information technology, human resources, sales and marketing, legal, real estate and other corporate services. The Company considers the expense allocations to be reasonable reflections of the utilization of the services provided to it or the benefits received by it. The financial statements reflect the operations, cash flows and assets and liabilities of the Company on a stand-alone basis. Stratos plans to fund the operations of the Company for the foreseeable future. Therefore, the amounts due to the parent have been classified as long-term in the accompanying Balance Sheets.

     (b)    FISCAL YEAR

     The financial statements reflect a change in fiscal year end to conform to Spire's December 31 fiscal year end. Prior to the acquisition, the Company's fiscal year end was the last Saturday in April.

     (c)    UNAUDITED INTERIM INFORMATION

     In the opinion of management, the accompanying unaudited financial statements contain all adjustments necessary to fairly present the Company's financial position as of March 31, 2003 and the results of operations and cash flows for the three months ended March 31, 2003 and 2002. The results of operations for the three months ended March 31, 2003 are not necessarily indicative of the results to be expected for the fiscal year ending December 31, 2003. The three-month period ended March 31, 2002 includes interest expense of $225,537 based on the outstanding loan balance between the Company and Stratos. The three-month period ended March 31, 2003 includes corporate charges of $543,302 from Stratos to the Company.

     (d)    ACCOUNTS RECEIVABLE

     Accounts receivable are stated at the amount management expects to collect from outstanding balances. An allowance for doubtful accounts is provided for those accounts receivable considered to be uncollectible based upon historical experience and management's evaluation of outstanding accounts receivable at the respective balance sheet dates. Bad debts are written off against the allowance when identified.

                          BANDWIDTH SEMICONDUCTOR, LLC
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

        MARCH 31, 2003 AND 2002(UNAUDITED) AND DECEMBER 31, 2002 AND 2001

     (e)    REVENUE RECOGNITION

     We generally recognize revenue upon shipment of products provided there are no uncertainties regarding customer acceptance, persuasive evidence of an arrangement exists, the sales price is fixed or determinable, and collectibility is reasonably assured. These criteria are generally met at the time of shipment when the risk of loss and title passes to the customer. The Company handles returns by replacing, repairing or issuing credit for defective products when returned.

     (f)    INVENTORIES

     Inventories are stated at the lower of cost (first-in, first-out method) or market. The Company provides for estimated obsolescence or unmarketable inventory based upon assumptions about future demand and market conditions.

     (g)    PROPERTY AND EQUIPMENT

     Property, plant and equipment are depreciated on the straight-line method over the estimated useful lives of the assets, assuming a half-year of depreciation for the year the asset is placed in service. Following is a listing of the estimated useful lives used by the Company:

            Asset Classification         Estimated Useful Life
        ----------------------------     ---------------------------------------

        Building and improvements        20 and 33 years
        Machinery and equipment          3 to 5 years
        Furniture and fixtures           5 years
        Leasehold improvements           Lesser of 10 years or remaining life
                                         of facility lease

     Depreciation and amortization expense relating to property, plant and equipment was $291,067, $304,830, $1,219,321 and $1,819,926 for the three months ended March 31, 2003 and 2002 and for the years ended December 31, 2002 and 2001, respectively.

     (h)    INCOME TAXES

     The Company is a limited liability corporation and therefore does not reflect any income taxes in its financial statements.

     (i)    RESEARCH AND DEVELOPMENT COSTS

     Costs associated with the development of new products are charged to expense when incurred. Total research and development costs incurred for the three months ended March 31, 2003 and 2002, and for the years ended December 31, 2002 and 2001 were $112,059, $270,056, $655,416 and $3,047,698, respectively.

     (j)    ADVERTISING

     The Company expenses all advertising costs when incurred.

     (k)    USE OF ESTIMATES

     The preparation of the financial statements require management of the Company to make a number of estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     (l)    LONG-LIVED ASSETS

     The Company periodically reviews long-lived assets when there is an indicator of impairment. When an indicator of impairment is present, the Company evaluates the carrying value of property, plant, and equipment and intangibles, including goodwill, in relation to the operating performance and future undiscounted cash flows of the underlying businesses. The Company adjusts the net carrying value of the underlying assets if the sum of the expected future undiscounted cash flows is less than carrying value.

                          BANDWIDTH SEMICONDUCTOR, LLC
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

        MARCH 31, 2003 AND 2002(UNAUDITED) AND DECEMBER 31, 2002 AND 2001

     (m)    NEW ACCOUNTING STANDARDS

     In October 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-lived Assets" ("SFAS 144"). The standard provides guidance on measuring impairment of long-lived assets and applying discontinued operations accounting upon adoption. The Company's adoption of SFAS 144 did not have a material impact on its financial statements.

     In June 2002, the FASB issued Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS 146"). SFAS 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of commitment to an exit or disposal plan. SFAS 146 is effective for exit or disposal activities initiated after December 31, 2002. The Company 's adoption of SFAS 146 did not have a material impact on its financial statements.

     In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148, "Accounting for Stock Based Compensation - Transition and Disclosure - an Amendment of SFAS 123" ("SFAS 148"). SFAS 148 provides additional transition guidance for those entities that elect to voluntarily adopt the provisions of SFAS 123, "Accounting for Stock Based Compensation." Furthermore, SFAS 148 mandates new disclosures in both interim and year-end financial statements of the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The adoption of SFAS 148 did not have a material impact on the Company's financial position or results of operation.

3.   INVENTORIES

     Inventories consist of the following:

                                                           December 31,
                                      March 31,      --------------------------
                                        2003            2002            2001
                                     ----------      ----------      ----------
                                     (Unaudited)

              Raw materials          $   74,204      $   97,116      $  380,530
              Work in process              --              --            37,776
              Finished goods               --              --            43,136
                                     ----------      ----------      ----------
                                     $   74,204      $   97,116      $  461,442
                                     ==========      ==========      ==========

4.   PROPERTY, PLANT AND EQUIPMENT

     Property and equipment consists of the following:

                                                           December 31,
                                      March 31,      --------------------------
                                        2003            2002            2001
                                     ----------      ----------      ----------
                                     (Unaudited)

         Building and improvements   $4,165,194      $4,165,194      $4,165,194
         Machinery and equipment
           (including reactor)        4,878,464       4,878,464       5,001,496
         Furniture and fixtures         145,926         145,926         145,926
         Computer equipment              55,083          55,083          55,083
         Construction in progress        43,563            --            17,705
                                     ----------      ----------      ----------
                                     $9,288,230      $9,244,667      $9,385,404
                                     ==========      ==========      ==========

                          BANDWIDTH SEMICONDUCTOR, LLC
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

        MARCH 31, 2003 AND 2002(UNAUDITED) AND DECEMBER 31, 2002 AND 2001

5.   PROPERTY UNDER CAPITAL LEASES AND LEASE COMMITMENTS

     In September 2001, Bandwidth Semiconductor, LLC ("Bandwidth") entered into an agreement with GE Capital Leasing Corp, for the lease of a reactor for its wafer production line. The lease is accounted for as a capital lease. At inception, $2,043,671 was recorded as equipment; however, as part of the restructuring at the end of 2001, an impairment charge of $877,117 pertaining to the gross value of the reactor ($789,405 on a net book value basis) was recorded as a component of the fixed asset-impairment charge discussed further in Note 7. Under the lease agreement, the Company is making monthly payments of $36,412. After the initial three-year period ending in September 2004, the lease allows for an additional two-year extension. The Company expects to extend the lease term for the additional two years to September 2006. The lease includes a residual value guarantee of $204,367 at the end of extended period. Accordingly, the Company is accruing an additional $3,400 per month so that the full amount of the residual guarantee will have been accrued at the end of the lease in September 2006.

     The components of property under capital leases were as follows:

                                                           December 31,
                                      March 31,      --------------------------
                                        2003            2002            2001
                                     ----------      ----------      ----------
                                     (Unaudited)
            Equipment                $1,166,554      $1,166,554      $1,166,554
            Less:  Accumulated
              amortization             (408,294)       (349,966)       (116,655)
                                     ----------      ----------      ----------
                                     $  758,260      $  816,588      $1,049,899
                                     ==========      ==========      ==========

     A schedule of future minimum lease payments under capital and non-cancelable operating leases as of December 31, 2002 is as follows:

                                                     Capital       Operating
                                                      Leases         Leases
                                                   ------------   ------------
            2003                                   $    436,932   $    528,000
            2004                                        436,932        528,000
            2005                                        436,932        484,000
            2006                                        291,288           --
                                                   ------------   ------------
               Total minimum lease payments           1,602,084   $  1,540,000
                                                                  ============

            Less: Amount representing interest          (77,153)
                                                   ------------
                                                      1,524,931
            Less: Current portion of capital
                    lease obligation                   (401,282)
                                                   ------------
            Long-term capital lease obligation     $  1,123,649
                                                   ============

     Total rent expense under operating leases was approximately $533,891 in 2001. As a part of the restructuring (Note 6), the Company abandoned the space leased in Bedford, Massachusetts in November 2001 and accrued for the remaining future lease obligation associated with this vacant space. Therefore, there was no operating lease expense in the year ended December 31, 2002 and the quarters ended March 31, 2003 and 2002.

6.   RESTRUCTURING CHARGE

     During fiscal year 2001, the Company moved its facility from the leased space in Bedford, Massachusetts to a newly built wafer fabrication facility in Hudson, New Hampshire. As a result, the Company abandoned the leased space in Bedford, Massachusetts and recorded a $2,068,000 reserve for its remaining future lease obligation associated with this vacant space. In addition, the Company abandoned fixed assets in Bedford primarily related to leasehold improvements and machinery and equipment, which resulted in a charge of $1,006,760.

     In relation to the move, the Company had initially increased its workforce by approximately 28 employees in anticipation of the workload associated with the move and to keep up with the projected demand. However, during the time the building and wafer fabrication factory were under construction, the defense, telecommunications and biomedical industries were experiencing sharp declines, resulting in significantly lower revenues, backlog and new order volume than planned. Therefore, in the fourth quarter of 2001, 23 employees were laid off.

                          BANDWIDTH SEMICONDUCTOR, LLC
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

        MARCH 31, 2003 AND 2002(UNAUDITED) AND DECEMBER 31, 2002 AND 2001

     The Company recorded a restructuring charge in 2001 based upon estimates of the cost of severance benefits for affected employees, lease exit costs, impairment of certain fixed assets, and other costs related to the new facility. Substantially all amounts accrued for these actions were expected to be paid within one year except for the lease obligations that will be recorded over its remaining life.

     The following table summarizes the activity in the restructuring accrual reflected in the accompanying balance sheet for the three months ended March 31, 2003, and for the years ended December 31, 2002 and 2001:

                                                                                                         Total
                                                                                    Facility         Restructuring
                                                Severance        Fixed assets     Closure Costs         Accrual
                                               ------------      ------------      ------------      ------------
     Restructuring charge recorded in 2001     $    276,436      $  1,006,760      $  2,068,000      $  3,351,196
     Cash payments in 2001                         (181,346)             --                --            (181,346)
     Non-cash charges in 2001                          --          (1,006,760)             --          (1,006,760)
                                               ------------      ------------      ------------      ------------
        December 31, 2001 balance              $     95,090      $       --        $  2,068,000      $  2,163,090
                                               ============      ============      ============      ============

     Restructuring charge accrued in 2002      $       --        $       --        $       --        $       --
     Cash payments in 2002                          (95,090)             --            (503,561)         (598,651)
                                               ------------      ------------      ------------      ------------
        December 31, 2002 balance              $       --        $       --        $  1,564,439      $  1,564,439
                                               ============      ============      ============      ============

     Cash payments in 2003 (unaudited)         $       --        $       --        $   (126,705)     $   (126,705)
                                               ------------      ------------      ------------      ------------
        March 31, 2003 balance (unaudited)     $       --        $       --        $  1,437,734      $  1,437,734
                                               ============      ============      ============      ============

7.   ASSET IMPAIRMENTS - FIXED ASSETS

     During the year ended December 31, 2001, the Company recorded an $8,742,408 charge for the impairment of the manufacturing facility and related wafer fabrication machinery and equipment at the Hudson, New Hampshire facility. Of this amount $5,460,507 was attributable to land, building and building improvements and $3,281,901 related to primarily machinery and equipment, including the $789,405 net book value impairment related to the reactor lease discussed in Note 5. This impairment charge was based on a recoverability analysis prepared by management as a result of the dramatic downturn in the market for the defense industry, wireless communications products and biomedical instrumentation and the related impact on the then-current and projected business outlook of the Company. The Company allocated the impairment proportionately to the fixed assets impaired to establish a new cost basis.

     When the Company was acquired by Stratos, the intention was to vacate the existing leased space in Bedford, Massachusetts and build a new wafer fabrication facility. The Company began the build out of the Hudson, New Hampshire facility in 2000 and the new building was completed in the fourth quarter of 2001. During the time the building and wafer fabrication factory were under construction, the defense, telecommunications and biomedical industries were experiencing sharp declines, resulting in significantly lower revenues, backlog and new order volume than planned. Management believed these factors indicated that the value of the Hudson, New Hampshire facility may be impaired and that an impairment analysis should be performed.

     In performing the analysis for recoverability, management estimated the future cash flows expected to result from the manufacturing activities at the Hudson, New Hampshire facility over the estimated expected life of the assets. The estimated future cash flows were based on the significantly reduced volume projected by management given the downturn in the industries that the Company serves. Since the estimated undiscounted cash flows were less than the carrying values (approximately $17 million based on historical cost) of the related assets, it was concluded that an impairment loss should be recognized. The impairment charge was determined by comparing the estimated fair value of the related assets to their carrying value.

     The Company believes the assumptions used in the discounted cash flow model represented a reasonable estimate of the fair value of the assets. The write-down established a new cost basis for the impaired assets.

                          BANDWIDTH SEMICONDUCTOR, LLC
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

        MARCH 31, 2003 AND 2002(UNAUDITED) AND DECEMBER 31, 2002 AND 2001

8.   ASSET IMPAIRMENTS - GOODWILL

     In March 2002, the Company recorded a charge for the impairment of goodwill associated with its acquisition by Stratos. Since the operating results and forecasted future operating results of this business were substantially less than had been anticipated at the time of the Company's acquisition, Stratos believed that the value of the goodwill may be impaired and that an impairment analysis should be performed. In accordance with the Company's policy, management assessed the recoverability of goodwill using a cash flows projection based on the remaining amortization period. Based on this projection, the cumulative cash flows over the remaining amortization period were insufficient to recover the goodwill. Therefore, an impairment loss of $8,712,207 was recognized.

9.   LEGAL MATTERS

     In the ordinary course of business, the Company may be involved in a variety of legal proceedings. In the opinion of management, there is no proceeding pending or threatened that in the event of an adverse decision would result in a material adverse change in the financial condition or results of the operations of the Company.

     In October 2001, Stratos and the Company commenced litigation against Spire Corporation in the Circuit Court for Cook County, Illinois alleging various claims arising out of an Asset Purchase Agreement dated November 18, 1999 ("Agreement") between Spire, Methode and Methode Massachusetts, Inc. ("MMI"). Pursuant to the Agreement, Spire transferred the assets and certain liabilities of Spire's optoelectronics business to MMI's transferee, now known as Bandwidth. Methode transferred its rights and obligations under the Agreement to its subsidiary, Stratos, which subsequently was spun-off by MMI as an independent public company. Stratos and the Company claimed that Spire misrepresented certain facts including the value of certain contracts and the financial condition of the optoelectronics business. Stratos and the Company alleged damages in excess of $500,000 and sought declaratory relief under an escrow agreement with LaSalle Bank to satisfy their claims. An escrow account had been established as security for payment of the Company's obligations to Methode under the Agreement. In November 2001, Spire filed a lawsuit against Methode, Stratos and Bandwidth in Middlesex Superior Court in Massachusetts. Spire alleged that Stratos had made unlawful claims against the funds in escrow, which in turn had resulted in the bank's refusal to pay Spire over $600,000 of the escrow funds. In February 2003, Spire, Methode and Stratos concluded a settlement of all outstanding claims between them, which involved the payment of most of the disputed escrow funds to Spire.

10.  SUBSEQUENT EVENT

     On May 23, 2003, Spire acquired from Stratos all the ownership interest of the Company. The total purchase price was $954,351 in cash, including related acquisition costs of $229,385 plus liabilities assumed of $3,044,244. Spire's acquisition of the Company did not include the purchase of the building in Hudson, New Hampshire occupied by the Company. Spire assumed a capital lease with GE Capital that the Company had entered into to finance the purchase of a wafer production reactor. The consideration from Spire to Stratos also included the release and forgiveness from all future obligations of the Company and Stratos in connection with a Sublease Agreement with Spire dated December 29, 1999 and expiring on November 30, 2005 for approximately 21,275 square-feet of space previously occupied by Bandwidth in Bedford, Massachusetts, that is now vacant. Liabilities assumed includes $1,430,311 related to the reactor lease and $1,247,241 related to the Bedford, Massachusetts space.

     In conjunction with the acquisition of the Company by Spire, a Trust of which Roger G. Little, Chairman of the Board, Chief Executive Officer and President of Spire, is sole trustee and principal beneficiary ("SPI-Trust"), purchased the building that the Company occupies in Hudson, New Hampshire from Stratos, for $3.7 million. Subsequently, Spire entered into a lease for the building (90,000 square feet) with SPI-Trust whereby Spire will pay $4.1 million to the SPI-Trust over an initial five-year term expiring in 2008 with an option to extend for five years. The lease agreement does not provide for a transfer of ownership at any point. A summary of payments is as follows:

      Year      Rate Per Square Foot     Annual Lease Cost     Monthly Rent
     ------     --------------------     -----------------     ------------

     Year 1              $6.00                $ 540,000            $45,000
     Year 2               7.50                  675,000             56,250
     Year 3               8.50                  765,000             63,750
     Year 4              10.50                  945,000             78,750
     Year 5              13.50                1,215,000            101,250

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